News Release

For Immediate Release                        For Further Information, Contact:
April 1, 2008                              George Lancaster, Hines
                                                                                                                713/966-7676
                                                                                                                George_lancaster@hines.com

HINES REIT ANNOUNCES BOARD ADDITIONS AND NEW CEO

(HOUSTON) – Hines Real Estate Investment Trust, Inc. (Hines REIT) announced the addition of two members to its Board of Directors.  On March 12, 2008, the Board elected Paul B. Murphy Jr. and Charles M. Baughn as directors effective April 1, 2008. Charles N. Hazen was appointed CEO, also effective on April 1.

Murphy was elected as an independent director. He is Chief Executive Officer of Amegy Bank of Texas (formerly known as Southwest Bank of Texas). He joined Amegy Bank in 1990 as an Executive Vice President. With a little more than $50 million in assets and one location 17 years ago, Amegy Bank now has more than $11 billion in assets, nearly 1,900 employees, and more than 85 banking centers throughout the greater Houston, Dallas and San Antonio metropolitan areas.

Baughn joined Hines in 1984 and most recently served as the Chief Executive Officer of Hines REIT. Mr. Baughn is an Executive Vice President and CEO of the Capital Markets Group of  Hines Interests Limited Partnership (Hines), which is responsible for raising, placing and managing equity and debt for Hines’ projects. During his tenure at Hines, he has contributed to the development or redevelopment of over nine million square feet of office and special-use facilities in the southwestern United States.

Hines REIT’s President, Charles N. Hazen, will also assume the role of Chief Executive Officer for Hines REIT. He is also a Senior Vice President of Hines and President of Hines’ U.S. Core Office Fund, a $5.4 billion fund that invests in core quality office properties in the U.S.  Hazen joined Hines in 1989, and during his tenure has participated in $9.0 billion of office and retail property investments in the U.S. and abroad.

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Hines REIT currently owns interests in 43 properties, two of which are located outside of the United States. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years. With offices in 69 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.